UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No. _____)

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☐	Definitive Information Statement

ONTRAK, INC.
(Name of Registrant As Specified in Its Charter)

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ONTRAK, INC.
NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT
To the Stockholders of Ontrak, Inc.:
This notice and the accompanying information statement are being furnished to the stockholders of Ontrak, Inc., a Delaware corporation, in connection with action taken by holders of a majority of the issued and outstanding shares of our common stock, approving, by written consent dated April 22, 2024 (the “Stockholder Consent”), the following matters, which are described in more detail in the accompanying information statement:
•    the issuance of senior secured convertible promissory notes (each such note, a “Demand Note”) pursuant to the Sixth Amendment (the “Sixth Amendment”) to the Master Note Purchase Agreement, dated as of March 28, 2024, we entered into with Acuitas Capital LLC (together with its affiliates, “Acuitas”) and U.S. Bank Trust Company (such Master Note Purchase Agreement, as amended through and including the Sixth Amendment, the “Keep Well Agreement”);
•    the issuance of shares of our common stock issuable upon conversion of each Demand Note;
•    the issuance of warrants to purchase our common stock issuable in connection with each issuance of a Demand Note (each such warrant, a “Demand Warrant”);
•    the issuance of shares of our common stock issuable upon exercise of each Demand Warrant;
•    the issuance of warrants to purchase shares of our common stock (each such warrant, a “New Keep Well Warrant”) in exchange for warrants to purchase shares of our common stock previously issued under the Keep Well Agreement;
•    the issuance of shares of our common stock issuable upon exercise of each New Keep Well Warrant;
•    an amendment to the conversion price provision in the outstanding senior secured convertible promissory note we previously issued to Acuitas under the Keep Well Agreement; and
•    any other terms of the Sixth Amendment that require approval of our stockholders under Nasdaq listing rules.
Our common stock is listed on The Nasdaq Capital Market. As discussed in more detail in the accompanying information statement, we obtained stockholder approval of the actions described above to comply with Nasdaq listing rules to the extent stockholder approval was required for such actions.
The purpose of this notice and accompanying information statement is to inform our stockholders of record as of April 19, 2024, for informational purposes only, of stockholder approval of the actions described above. The accompanying information statement is first being mailed to stockholders on or about April [●], 2024.
We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

By Order of the Board of Directors,
Miami, FL	Michael Sherman
April [●], 2024	Chairman of the Board

ONTRAK, INC.
333 S. E. 2nd Avenue, Suite 2000
Miami, FL 33131
INFORMATION STATEMENT
Pursuant to Section 14(c) of the Securities Exchange Act of 1934

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy
THIS INFORMATION STATEMENT INTENDED TO INFORM YOU OF THE ACTIONS APPROVED BY WRITTEN CONSENT OF A MAJORITY OF THE STOCKHOLDERS. WE ARE NOT REQUESTING YOUR VOTE OR SOLICITING YOUR PROXY.
This Information Statement is first being sent or given to stockholders on or about April [●], 2024.
Introduction
This Information Statement is being furnished by Ontrak, Inc., a Delaware corporation (the “Company,” “we,” “our” or “us”), to its stockholders as of the close of business on April 19, 2024, to inform such stockholders of actions taken by holders of a majority of the issued and outstanding shares of the Company’s common stock as of that date approving, by written consent, the following matters, which are described in more detail in this Information Statement under the sections titled “Background” and “Stockholder Approval Obtained,” below:
•    the issuance of Demand Notes (as such term is defined in the section titled “Background” below) pursuant to the Sixth Amendment (as such term is defined in the section titled “Background” below);
•    the issuance of shares of our common stock issuable upon conversion of each Demand Note;
•    the issuance of Demand Warrants (as such term is defined in the section titled “Background” below) in connection with each issuance of a Demand Note;
•    the issuance of shares of our common stock issuable upon exercise of each Demand Warrant;
•    the issuance of New Keep Well Warrants (as such term is defined in the section titled “Background” below) in exchange for warrants to purchase shares of our common stock we previously issued under the Keep Well Agreement (as such term is defined in the section titled “Background” below);
•    the issuance of shares of our common stock issuable upon exercise of each New Keep Well Warrant;
•    an amendment to the conversion price provision in the outstanding senior secured convertible promissory note we previously issued under the Keep Well Agreement; and
•    any other terms of the Sixth Amendment that require approval of our stockholders under Nasdaq listing rules.
Our common stock is listed on The Nasdaq Capital Market. We obtained stockholder approval of the actions described in this Information Statement to comply with Nasdaq listing rules to the extent stockholder approval was required for such actions. See “Reasons For Soliciting Stockholder Approval,” below.

Under Section 228 of the Delaware General Corporation Law (“DGCL”), any action that may be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To eliminate the costs and time involved in holding a special meeting, our board of directors determined to seek stockholder approval of the actions described in this Information Statement by written consent. See “Stockholder Approval Obtained,” below.
Our stockholders do not have appraisal rights under the DGCL in connection with the matters described herein. No other votes are required or necessary to approve the matters described herein.
Background
On March 28, 2024, the Company, certain of its subsidiaries, Acuitas Capital LLC (together with its affiliates, “Acuitas”) and U.S. Bank Trust Company, National Association, entered into an amendment (the “Sixth Amendment”) to the Master Note Purchase Agreement, dated as of April 15, 2022, by and among the parties, as amended by that certain First Amendment to Master Note Purchase Agreement made as of August 12, 2022, that certain Second Amendment to Master Note Purchase Agreement made as of November 19, 2022, that certain Third Amendment to Master Note Purchase Agreement made as of December 30, 2022, that certain Fourth Amendment to the Master Note Purchase Agreement made as of June 23, 2023, and that certain Fifth Amendment to Master Note Purchase Agreement made as of October 31, 2023 (as amended prior to entering into the Sixth Amendment, the “Existing Keep Well Agreement,” and as amended by the Sixth Amendment, the “Keep Well Agreement”). The Sixth Amendment was approved unanimously by our board of directors consisting entirely of independent and disinterested directors. See “Interests of Certain Persons,” below.
Issuance of Demand Notes
Under the Sixth Amendment, on April 5, 2024, the Company issued and sold to Acuitas, and Acuitas purchased from the Company, a senior secured convertible promissory note, in the form attached to the Sixth Amendment (a “Demand Note”), with a principal amount of $1.5 million (the “Initial Demand Note”). In Acuitas’ sole discretion, Acuitas may purchase from the Company, and the Company will issue and sell to Acuitas, up to an additional $13.5 million in principal amount of Demand Notes, at such time and in such principal amounts as specified in the Sixth Amendment.
The terms of the Demand Notes are substantially similar to the terms of the senior secured convertible promissory notes previously issued by the Company under the Existing Keep Well Agreement, including, with respect to the following terms: accrued interest will be added to the principal amount of the applicable Demand Note; subject to the Stockholder Approval Effective Date (as such term is defined below) occurring, Acuitas, at its option, will have the right to convert the entire principal amount of any Demand Note outstanding, plus all accrued and unpaid interest thereon, in whole or in part, into shares of the Company’s common stock at a conversion price equal to the lesser of (i) $0.36, and (ii) the greater of (a) the consolidated closing bid price of the Company’s common stock as reported on The Nasdaq Stock Market or such other exchange on which the Company’s common stock is listed (the “Exchange”) on the trading day that is immediately prior to the applicable conversion date and (b) $0.12, subject to further adjustment in accordance with the terms of the Demand Note; in connection with the conversion of the principal amount of any Demand Note and/or accrued interest thereon into shares of the Company’s common stock, we will issue to Acuitas a five-year warrant (each, a “Conversion Warrant”) to purchase shares of our common stock, and the number of shares of the Company’s common stock subject to each such warrant will be equal to (x) 100% of the amount converted divided by (y) the conversion price of the Demand Note then in effect, and the exercise price of each such warrant will be equal to the conversion price of the Demand Note then in effect, subject to adjustment in accordance with its terms.
The Company will not issue any shares of its common stock, or a Conversion Warrant, in connection with the conversion of any Demand Note unless and until the effective date of the stockholder approval of the actions described in this Information Statement occurs (such effective date, the “Stockholder Approval Effective Date”).

Unlike the terms of the senior secured convertible promissory notes previously issued by the Company under the Existing Keep Well Agreement, the outstanding principal balance of each Demand Note is due and payable on demand of the holder.
Issuance of Demand Warrants
In connection with each Demand Note purchased by Acuitas from the Company (including the Initial Demand Note), and subject to the Stockholder Approval Effective Date occurring, the Company will issue to Acuitas (or an entity affiliated with Acuitas, as designated by Acuitas) a warrant (a “Demand Warrant”), to purchase such number of shares of the Company’s common stock that results in 200% warrant coverage. Each Demand Warrant will have a term of five years. The Company will not issue any Demand Warrant unless and until the Stockholder Approval Effective Date occurs, and as promptly as practicable following such date, the Company will issue each Demand Warrant that would have been issued through and including such date.
Exercise Price. The initial exercise price will be (a) in the case of the Demand Warrant issued in connection with the Initial Demand Note and in respect of the next $3.0 million of principal amount of Demand Notes purchased by Acuitas, the lesser of (i) $0.3442 and (ii) the greater of (1) the consolidated closing bid price of the Company’s common stock as reported on the Exchange immediately preceding the time the applicable Demand Note is deemed issued by the Company and (2) $0.12, and (b) in the case of the Demand Warrants issued in connection with any subsequent Demand Notes, the consolidated closing bid price of the Company’s common stock as reported on the Exchange immediately preceding the time the applicable Demand Note is deemed issued by the Company, which initial exercise price will, in each case of clauses (a) and (b) above, be subject to further adjustment in accordance with the terms of the Demand Warrant and the Sixth Amendment.
In addition to customary adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock, the exercise price of the Demand Warrants and the number of shares of common stock issuable upon exercise thereof are subject to adjustment upon the occurrence of the events described below (collectively, the “Warrant Adjustment Provisions”).
•    Adjustment at the Later of the 2.5 Year Mark and Stockholder Approval. On May 14, 2026, the exercise price of the Demand Warrants will be reduced to the greater of (i) $0.1584 per share and (ii) the lesser of (x) the then exercise price and (y) the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately before May 14, 2026.
•    Alternative Exercise Price Following Certain Issuances. If we issue or sell, or enter into any agreement to issue or sell, any common stock, common stock equivalents, or rights, warrants or options to purchase shares of our capital stock or common stock equivalents that are issuable or convertible into or exchangeable or exercisable for shares of our common stock at a price which varies or may vary with the market price of our common stock (excluding customary adjustments in the event of stock dividends, stock splits, reorganizations or similar events), the holder will have the right, in its sole discretion, to substitute the variable price for the exercise price of the Demand Warrants.
•    Adjustment for Stock Combination Events. In the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock (a “Stock Combination Event”), if the Event Market Price (as defined below) is less than the exercise price of the Demand Warrants then in effect (after giving effect to customary adjustments thereto as a result of the event), then on the 16th trading day immediately following the Stock Combination Event, the exercise price of the Demand Warrants will be reduced to the Event Market Price. “Event Market Price” means, with respect to any Stock Combination Event, the quotient determined by dividing (x) the sum of the volume weighted average price of our common stock for each of the five lowest trading days during the 20 consecutive trading day period ending and including the trading day immediately preceding the 16th trading day after the date of such Stock Combination Event, by (y) five.
•    Adjustment Upon Restricted Investor Subsequent Placement. If at any time prior to June 20, 2027, we (1) grant, issue or sell (or enter into any agreement to grant, issue or sell) any shares of common stock, non-convertible indebtedness and/or common stock equivalents to Acuitas that results in a reduction of the exercise price in accordance with the terms of the Demand Warrants, or (2) consummate (or enter into any agreement with respect

to) any other financing with Acuitas (any transaction described in clause (1) or (2), other than certain exempt issuances, a “Restricted Transaction”) and the exercise price of the Demand Warrants is greater than the lowest volume weighted average price of our common stock on any trading day during the five trading day period immediately following the public announcement of such Restricted Transaction, then the exercise price of the Demand Warrants will be reduced to the lowest volume weighted average price on any trading day during such five trading day period.
•    Adjustment for Dilutive Issuances. If we issue (or enter into any agreement to issue) any shares of our common stock or common stock equivalents, excluding certain exempt issuances, for a consideration per share less than the exercise price of the Demand Warrants in effect immediately prior to such issuance or deemed issuance, then the exercise price of the Demand Warrants will be reduced to an amount equal to the consideration per share at which the common stock or common stock equivalents were issued or deemed issued.
•    Adjustment to Number of Shares Issuable Upon Exercise. Simultaneously with any adjustment to the exercise price on or prior to June 20, 2027, the number of shares of common stock issuable upon exercise will be increased or decreased proportionally, such that the aggregate exercise price of the Demand Warrants, after taking into account the adjustment in the exercise price, will be equal to the aggregate exercise price before the adjustment in the exercise price.
Fundamental Transaction. In the event of a fundamental transaction, as described in the Demand Warrants and which generally includes any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, a holder of any of the Demand Warrants will be entitled to receive upon exercise thereof the kind and amount of securities, cash or other property that the holder would have received had it exercised the Demand Warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Demand Warrants, in the event of certain fundamental transactions, the holder will be entitled to receive consideration in an amount equal to the Black Scholes Value (as defined in the Demand Warrants) of the Demand Warrants on the date of consummation of such transaction.
Replacement of Keep Well Warrants
Following the Stockholder Approval Effective Date, the Company will issue to each holder of each warrant to purchase shares of the Company’s common stock issued under the Existing Keep Well Agreement outstanding as of the Stockholder Approval Effective Date (any such warrant, a “Replaced Keep Well Warrant”), in exchange therefor, a warrant to purchase shares of the Company’s common stock (a “New Keep Well Warrant”) substantially in the form of the Demand Warrant, and each Replaced Keep Well Warrant will be deemed automatically cancelled. Each New Keep Well Warrant will (a) have the same issuance date as the Replaced Keep Well Warrant in respect of which it was issued, and (b) a term of five years from the original issuance date of the Replaced Keep Well Warrant in respect of which it was issued. The other terms of the New Keep Well Warrants, including with respect to its exercise price and the adjustments thereto, will be substantially similar to the terms of the Demand Warrants.
Surviving Note
Effective as of the Stockholder Approval Effective Date, Section 3.2(A) of the senior secured convertible promissory note in a principal amount of $2.0 million that we previously issued to Acuitas under the Existing Keep Well Agreement (the “Surviving Note”) will be amended such that the conversion price of the Surviving Note will become equal to the lesser of (i) $0.36, and (ii) the greater of (a) the consolidated closing bid price of the Company’s common stock as reported on the Exchange on the trading day that is immediately prior to the applicable conversion date of such note and (b) $0.12, subject to further adjustment in accordance with its terms. We refer to the foregoing amendment as the “Surviving Note Conversion Price Amendment.”

Reasons For Soliciting Stockholder Approval
Our common stock is listed on The Nasdaq Capital Market and we are subject to Nasdaq listing rules.
Nasdaq listing rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the company. This rule does not define when a change in control of a company may be deemed to occur; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction a person or entity will hold 20% or more of the outstanding shares of common stock or voting power of an issuer and such ownership or voting power of an issuer would represent the largest ownership position in the issuer.
Nasdaq listing rule 5635(c), among other things, requires stockholder approval prior to the issuance of securities when an equity compensation arrangement is made pursuant to which stock may be acquired by officers, directors, employees, or consultants. Nasdaq guidance provides that the issuance of common stock (or equivalents) or securities convertible into or exercisable for common stock to officers, directors, employees, or consultants at a price less than the market value of the stock is considered a form of “equity compensation” and requires stockholder approval unless the issuance is part of a public offering.
Nasdaq listing rule 5635(d) requires stockholder approval prior to a 20% Issuance at a price that is less than the Minimum Price. For purposes of Nasdaq listing rule 5635(d), (a) “20% Issuance” means a transaction, other than a public offering as defined in IM-5635-3, involving the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable for common stock), which alone or together with sales by officers, directors or substantial shareholders of the Company, equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance; and (b) “Minimum Price” means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement.
Under the Sixth Amendment, we were required to seek stockholder approval in accordance with Nasdaq listing rules of: (i) the issuance of the Demand Warrants, the New Keep Well Warrants and the Demand Notes (collectively, the “Sixth Amendment Warrants and Notes Issuances”), (ii) the issuance of the shares of the Company’s common stock upon exercise or conversion, as applicable, of the Demand Warrants, the New Keep Well Warrants, and the Demand Notes (collectively, the “Sixth Amendment Common Stock Issuances”), and (iii) any other terms of the Sixth Amendment that require approval of the Company’s stockholders under Nasdaq listing rules (the matters described in clauses (i), (ii), and (iii), collectively, the “Corporate Actions”).
In February 2023, Terren S. Peizer, an affiliate of Acuitas Capital, was a member of our board of directors, chairman of our board of directors, our executive chairman and our chief executive officer. In order to satisfy the requirements of Nasdaq listing rules 5635(b), (c) and (d), we solicited and obtained stockholder approval for the issuance to Acuitas of (a) shares of common stock issued to Acuitas under the Existing Keep Well Agreement, (b) the senior secured convertible promissory notes issued and issuable under the Keep Well Agreement (such notes, the “Keep Well Notes”), (c) the warrants to purchase shares of our common stock issuable in connection with the conversion of the Keep Well Notes, (d) shares of our common stock issuable upon exercise of such warrants, and (e) the shares of our common stock issuable upon conversion of the Keep Well Notes. These issuances had the potential to result in a change of control of the Company. In the event the transactions contemplated by the Sixth Amendment, including the Sixth Amendment Warrants and Notes Issuances, the Sixth Amendment Common Stock Issuances and the Surviving Note Conversion Price Amendment, could be considered by Nasdaq to require stockholder approval under Nasdaq listing rules 5635(b), (c) and (d) or under any other Nasdaq listing rule, we solicited stockholder approval thereof.

On March 2, 2023, Mr. Peizer resigned from our board of directors and from all other offices he then held with us, including as our chief executive officer. Accordingly, Nasdaq listing rule 5635(c) no longer applies to issuances of equity to Acuitas. Immediately prior to entering into the Sixth Amendment, we had 42,500,678 shares of common stock outstanding. Accordingly, absent stockholder approval, we could not effect a 20% Issuance at a price that is less than the Minimum Price. Stockholder approval may be required for the Sixth Amendment Warrants and Notes Issuances, the Sixth Amendment Common Stock Issuances and/or the Surviving Note Conversion Price Amendment under Nasdaq listing rule 5635(d). Accordingly, we solicited stockholder approval of the Sixth Amendment Warrants and Notes Issuances, the Sixth Amendment Common Stock Issuances and the Surviving Note Conversion Price Amendment to satisfy the requirements of Nasdaq listing rule 5635(d) and, to the extent applicable, any other Nasdaq listing rule, including Nasdaq listing rule 5635(b) to the extent applicable following the stockholder approval obtained in February 2023.
Stockholder Approval Obtained
Section 228 of the DGCL provides that, unless otherwise provided in a corporation’s certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation in the manner required by Section 228 of the DGCL. Our certificate of incorporation permits the taking of action by its stockholders by written consent. To eliminate the costs and time involved in holding a special meeting, our board of directors determined to seek stockholder approval of the Corporate Actions by written consent.
Section 213(b) of the DGCL provides that, in order that a corporation may determine the stockholders entitled to consent to corporate action without a meeting in accordance with Section 228 of the DGCL, the board of directors may fix a record date. April 19, 2024 was fixed as the record date for the foregoing purpose. As of April 19, 2024, there were 47,967,342 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share held by such holder. On April 19, 2024, Acuitas owned 29,064,175, or approximately 60.6%, of the outstanding shares of our common stock as of that date. On April 22, 2024, Acuitas executed and delivered to the Company a written consent approving the Corporate Actions.
Under SEC rules, in the case of corporate actions taken by the consent of stockholders, the definitive information statement must be sent or given at least 20 calendar days prior to the earliest date on which the corporation actions approved by the consent of stockholders may be taken. Accordingly, the effectiveness of the stockholder approval of the Corporate Actions will be 20 calendar days after the date on which this Information Statement is first sent or given to the Company’s stockholders, or approximately [●], 2024.
Effect of Issuance of Securities on Current Stockholders
As a result of the effectiveness of the Corporate Actions:
•the number of shares issuable upon conversion of the Surviving Note, assuming a conversion price of $0.36 per share and that the amount converted is $2.0 million and any unconverted interest is paid in cash, increases from 3,333,334 to 5,555,556;

•the number of shares of common stock issuable upon exercise of the New Keep Well Warrants issuable in exchange for the Replaced Keep Well Warrants other than the Replaced Keep Well Warrant issued in connection with the conversion of Keep Well Notes in November 2023, assuming an exercise price of $0.3442 per share, increases from 7,037,039 to 18,866,297, and the exercise price of such New Keep Well Warrants will be $0.3442 instead of $0.92, subject to further adjustment in accordance with the terms of the New Keep Well Warrants;
•the number of shares of common stock issuable upon exercise of the New Keep Well Warrant issuable in exchange for the Replaced Keep Well Warrant issued in connection with the conversion of Keep Well Notes in November 2023, assuming an exercise price of $0.3442 per share, increases from 27,082,186 to 47,208,924, and the exercise price of such New Keep Well Warrant will be $0.3442 instead of $0.60, subject to further adjustment in accordance with the terms of the New Keep Well Warrant;
•we would issue 41,666,667 shares of common stock upon conversion of the Demand Notes, assuming a conversion price of $0.36 per share and that the amount converted is $15.0 million, and any unconverted interest is paid in cash; and
•we would issue 83,333,334 shares of common stock upon exercise of the Demand Warrants, assuming we issue Demand Notes in an aggregate principal amount of $15.0 million.
As of April 22, 2024, we had 47,967,342 shares of common stock outstanding. Assuming we issue all the shares described in the paragraph above that may be issuable as a result of the effectiveness of the Corporate Actions, we would issue an aggregate of 196,630,778 shares of our common stock, or approximately 409.9% of the number of outstanding shares of our common stock as of April 22, 2024. All of such 196,630,778 shares would be issued to Acuitas, and if so issued, and assuming no other issuances of our common stock, Acuitas’ ownership of our outstanding common stock would increase from approximately 60.6% as of April 22, 2024 to approximately 80.4%. Such issuances would dilute the percentage interest of the holders of our common stock, other than Acuitas, in the voting power, liquidation value and aggregate book value of the Company.
The effect of the Warrant Adjustment Provisions on our stockholders cannot be determined with specificity at this time because the extent of the effect of such provisions will be determined by future events that cannot be predicted with any reasonable certainty at this time, including what the lowest volume weighted average price of our common stock will be on any trading day during the five trading day period immediately before May 14, 2026 and whether we will issue any securities in the future that trigger the Warrant Adjustment Provisions or, if we do, the consideration per share at which we are deemed to have issued any such securities.
Interest of Certain Persons
None of our directors or executive officers have any substantial interest, directly or indirectly, in any of the Corporate Actions except to the extent of their ownership of shares of our common stock. None of our officers or directors have any ownership, pecuniary or other interest in the transactions that may be affected by the Sixth Amendment.
On March 2, 2023, Terren S. Peizer resigned as a member of our board of directors, as chairman of our board of directors, as executive chairman, and as our chief executive officer. Mr. Peizer is an affiliate of Acuitas Capital, Acuitas Group Holdings, LLC, and Humanitario Capital LLC, an affiliate of Acuitas Capital (“Humanitario”), all of which are entities directly or indirectly wholly owned and controlled by Mr. Peizer. As holders of the Surviving Note and the Replaced Keep Well Warrants, and recipients of the Demand Notes, Demand Warrants and New Keep Well Warrants, Acuitas has an interest in all of the Corporate Actions. If stockholder approval of the Corporate Actions were not obtained, Acuitas would not be entitled to the benefits of the Surviving Note Conversion Price Amendment, the replacement of the Replaced Keep Well Warrants with the New Keep Well Warrants, the issuance of the Demand Notes, the issuance of the Demand Warrants and/or the other terms of the Sixth Amendment that require approval of the Company’s stockholders under Nasdaq listing rules.

Change in Control
On November 14, 2023, we issued 18,054,791 shares of our common stock to Humanitario upon the conversion of the aggregate principal amount of all then outstanding senior secured convertible notes we previously issued to Acuitas under the Keep Well Agreement, plus all accrued and unpaid interest thereon, minus $7.0 million (the “Notes Conversion”). Immediately prior to the Notes Conversion, Acuitas owned approximately 40% of our outstanding common stock and beneficially owned approximately 92% of our common stock (assuming the Surviving Note was converted at a conversion price of $0.90 per share and excluding 2,222,223 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of the Surviving Note). Immediately following the Notes Conversion and the closing of our public offering on November 14, 2023 (the “Offering”), Acuitas owned approximately 73% of our outstanding common stock and beneficially owned approximately 86% of our common stock (assuming the Surviving Note was converted at a conversion price of $0.90 per share and excluding (a) 2,222,223 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of the Surviving Note and (b) any additional securities to be issued to Acuitas in respect of the Notes Conversion or the shares of the Company’s common stock issuable upon exercise of the securities we issued to Acuitas in a private placement that also closed on November 14, 2023. For additional information regarding the change in control resulting from the Notes Conversion, see “Background” in the definitive information statement we filed with the U.S. Securities and Exchange Commission on November 30, 2023.
Under the stockholders agreement entered into as of February 21, 2023, by and between the Company and Acuitas Capital, at all times that Acuitas’ beneficial ownership of the Company’s capital stock equals at least 50% of all of the Company’s then issued and outstanding shares of common stock: (i) Acuitas has agreed to vote all shares of the Company’s common stock beneficially owned by it (a) in favor of an amendment to the certificate of incorporation or bylaws of the Company that would require the Company’s board of directors to include not fewer than three Independent Directors (as defined below) at all times, (b) in favor of the election or re-election of Independent Directors nominated for election by the Company’s board of directors or by the nominating committee of the Company’s board of directors unless the failure of a nominee to be elected or re-elected to the Company’s board of directors would not result in the Company having fewer than three Independent Directors following such election and (c) against any proposal or action that would result in the Company’s board of directors having fewer than three Independent Directors at all times; and (ii) the Company shall not enter into any transaction between the Company or any of its affiliates, on the one hand, and Acuitas Capital or any of its affiliates (excluding the Company and its affiliates), on the other hand, unless it is approved by a majority of the Independent Directors then serving on the Company’s board of directors, and any such transaction not so approved will be deemed void ab initio. “Independent Director” means a director who is not an executive officer or employee of the Company, who would satisfy the standards for being considered an independent director under Nasdaq marketplace rules and who, in the opinion of a majority of the Independent Directors then serving on the Company’s board of directors, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director; provided, that an Independent Director shall not include (a) Acuitas Capital or Terren S. Peizer, (b) any person who is an employee of Acuitas Capital, Mr. Peizer or any of their respective affiliates (excluding the Company), (c) any person who, directly or indirectly, has a material business relationship with Acuitas Capital or Mr. Peizer, or (d) any person who, directly or indirectly, is otherwise an affiliate of Acuitas Capital or Mr. Peizer; provided, further, however, that, notwithstanding the preceding proviso, a person shall not be precluded from being determined to be an Independent Director solely because such person serves on the board of directors of an entity with Mr. Peizer.
In addition, notwithstanding the provisions of Section 253 of the DGCL (“Section 253”), Acuitas Capital has agreed not to effect any transaction that could be effected under Section 253, unless such transaction is approved by a majority of the Independent Directors then serving on the Company’s board of directors, and any such transaction not so approved will be deemed void ab initio.
We are not aware of any arrangements, including any pledge by any person of our stock, the operation of which may at a subsequent date result in a change of control of the Company, other than matters described herein.

No Appraisal Right
Neither the DGCL nor our certificate of incorporation provides our stockholders with appraisal rights in connection with any of the Corporate Actions. This means that no stockholder is entitled to receive any cash or other payment as a result of, or in connection with any of the Corporation Actions, even if a stockholder has not been given an opportunity to vote.
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 22, 2024 (the “Measurement Date”) for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 47,967,342 shares of common stock outstanding on the Measurement Date.

			Total
		Shares	common
	Common	beneficially	stock	Percent
	stock	owned	beneficially	of
Name of beneficial owner (1)	owned	(2)	owned	class
5% or Greater Stockholder
Acuitas Group Holdings, LLC (3)	29,064,175	236,067,799	265,131,974	93.3%

Directors and Named Executive Officers:
Richard A. Berman	-	211,686	211,686	*
Michael E. Sherman	2,592	242,900	245,492	*
James M. Messina	-	176,100	176,100	*
Brandon H. LaVerne	7,349	58,293	65,642	*
Mary Louise Osborne	5,386	39,814	45,200	*
James J. Park	3,144	31,547	34,691	*
Terren S. Peizer (3)(4)	29,064,175	236,067,799	265,131,974	93.3%

All current directors and executive officers as a group (6 persons)	18,471	760,340	778,811	1.6%
___________

*	Less than 1%.
(1)	Except as set forth below, the mailing address of all individuals listed is c/o Ontrak, Inc., 333 S. E. 2nd Avenue, Suite 2000, Miami, FL, 33131.
(2)	Numbers in this column represent shares of common stock that may be acquired within 60 days of the Measurement Date pursuant to the exercise or conversion of outstanding securities.
(3)
Acuitas Group Holdings, LLC is a limited liability company 100% owned by Terren S. Peizer. Total common stock beneficially owned consists of: (i) 29,064,175 shares of common stock; (ii) an aggregate of 199,956,685 shares of common stock issuable upon exercise of outstanding warrants; (iii) an aggregate of 18,055,557 shares of common stock issuable upon conversion of senior secured convertible notes (assuming the conversion of the entire principal amounts thereof at a conversion price equal to $0.36 per share and all accrued and unpaid interest thereon is paid in cash), and (iv) 18,055,557 shares of common stock issuable upon exercise of a warrant that would be issued in connection with the conversion of all of the amounts owed under the notes referenced in clause (iii). The address for Acuitas and Mr. Peizer is 200 Dorado Beach Drive, #3831, Dorado, Puerto Rico, 00646.

(4)	Former Chairman of the Board and Chief Executive Officer.
Householding of Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for information statements, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single information statement, proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
A number of brokers with account holders who are our stockholders “household” our information statements, proxy statements and annual reports. A single information statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate information statement, proxy statement and annual report, or, if you share an address with another of our stockholders and are receiving multiple copies of information statements, annual reports and proxy statements but only wish to receive a single copy of such materials, you may:
•    if you are a stockholder of record, direct your written request to our transfer agent, Equiniti Trust Company, LLC (in writing: Attn: Proxy Dept., 6201 15th Avenue, Third Floor, Brooklyn, NY 11219, U.S.A.; or by telephone: in the United States, 1-800-PROXIES (1-800-776-9437) and outside the United States, 1-718-921-8500); or
•    if you are not a stockholder of record, notify your broker.
We will promptly deliver, upon request, a separate copy of the information statement, annual report and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you currently receive multiple copies of documents at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our transfer agent if you are a stockholder of record, using the contact information provided above.
Additional Information
Additional information regarding the Sixth Amendment is available in the current report on Form 8-K we filed with the SEC on March 28, 2024.

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, and proxy statements and other information we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at www.ontrakhealth.com under the Investors tab as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including our company.
THIS INFORMATION STATEMENT IS DATED APRIL [●], 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS INFORMATION STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. You should rely only on the information provided in this Information Statement. We have not authorized any person to provide information other than that provided herein.
We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our common stock.

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